SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
 (Name of Registrant as Specified In Its Charter)

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HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
VOTING OF SHARES
ELECTION OF DIRECTORS
COMPENSATION AND OTHER BENEFITS
PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT
CERTAIN TRANSACTIONS
SELECTION OF AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS FOR THE NEXT ANNUAL MEETING
OTHER BUSINESS
ANNUAL REPORT

10700 Bren Road West
Minnetonka, MN 55343

Dear Stockholder:

         On behalf of the board of directors of American Medical Systems Holdings, Inc. (“AMS”), I am pleased to invite you to attend the 2002 Annual Meeting of Stockholders of AMS. The meeting will be held on Wednesday, May 8, 2002, at 4:00 p.m. local time, at the Company’s executive offices located at 10700 Bren Road West, Minnetonka, Minnesota 55343.

         We suggest that you carefully read the enclosed Notice of Annual Meeting and Proxy Statement.

         Our board of directors believes that a favorable vote on the matter to be considered at the Annual Meeting is in the best interests of AMS and its stockholders, and unanimously recommends a vote FOR the matter described in the Notice of Annual Meeting and Proxy Statement. Accordingly, we urge you to carefully review the accompanying materials and to promptly vote your shares.

         We hope you will attend the Annual Meeting. Your vote is important to us. Whether or not you attend personally, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

Very truly yours,

Douglas W. Kohrs President and Chief Executive Officer

April 5, 2002

10700 Bren Road West
Minnetonka, MN 55343

________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2002
________________________

TO THE STOCKHOLDERS OF AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.:

         The 2002 Annual Meeting of Stockholders of American Medical Systems Holdings, Inc. (“AMS”) will be held on Wednesday, May 8, 2002, at 4:00 p.m. local time, at AMS’ executive offices located at 10700 Bren Road West, Minnetonka, MN 55343, for the following purposes:

1.	to elect three directors, one to serve for a two-year term and two to serve for three-year terms, or until their successors are elected and qualified; and

2.	to transact other business if properly brought before the Annual Meeting or any adjournment thereof.

         Only stockholders of record as shown on the books of AMS at the close of business on March 26, 2002 will be entitled to vote at the Annual Meeting or any adjournment thereof. Stockholders are entitled to one vote for each share held of record at that time. The Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about April 5, 2002.

By Order of the Board of Directors

M. James Call Secretary

April 5, 2002

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
10700 Bren Road West
Minnetonka, MN 55343

________________________

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2002
________________________

INTRODUCTION

         The Annual Meeting of Stockholders of American Medical Systems Holdings, Inc. (“AMS”) will be held on Wednesday, May 8, 2002, at 4:00 p.m. local time, at AMS’ executive offices located at 10700 Bren Road West, Minnetonka, MN 55343. See the Notice of Meeting for the purpose of the meeting.

         A proxy card is enclosed for your use. You are solicited on behalf of the board of directors to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. Postage is not required if mailed within the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our voting common stock, par value $.01 per share (the “Common Stock”). Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy materials to the beneficial owners of our Common Stock.

         Any proxy card given in accordance with this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy card. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by:

•	giving written notice of revocation to our Secretary before the Annual Meeting or at the Annual Meeting but before the proxy card is used;

•	submitting another duly executed proxy card with a later date; or

•	appearing at the Annual Meeting and voting his or her stock in person.

         We expect to mail this proxy statement, the proxy card and notice of meeting to our stockholders on or about April 5, 2002.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

         The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. This rule allows us to send a single set of our annual report and proxy statement to any household at which two or more AMS stockholders reside if we believe that the stockholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both us and our stockholders. It reduces the volume of duplicate information received at your house and helps us reduce our expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instruction forms.

         If your household has previously received a single set of disclosure documents, but you would prefer to receive your own copy this year or in future years, you should contact your bank, broker or other nominee record holder. We can also deliver a separate copy of either our annual report or proxy statement to any stockholder upon either written request to American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Investor Relations, or upon oral request to (952) 933-4666. Similarly, if you share an address with another AMS stockholder and together both of you wish to receive only a single set of our annual disclosure documents, please follow the same instructions.

VOTING OF SHARES

         Our board of directors has fixed the close of business on Tuesday, March 26, 2002, as the record date for determining the stockholders of AMS who are entitled to notice of and vote at the Annual Meeting. On March 26, 2002, we had 31,705,653 shares of Common Stock outstanding. For each share of Common Stock that you own of record at the close of business on March 26, 2002, you are entitled to one vote on each matter voted on at the Annual Meeting. The holders of shares of Common Stock do not have cumulative voting rights.

         Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock (15,852,827 shares) is required for a quorum to conduct business. In general, shares of Common Stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the card reflects votes withheld from the election of director nominees or abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A proxy card reflecting a broker non-vote is any proxy card that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote.

         Any business, except for the election of directors, that may properly come before the Annual Meeting requires the approval of a majority of the shares voting in person or by proxy on that proposal. Assuming a quorum is present, the three director nominees receiving the greatest number of votes cast for the election of directors will be elected as directors. You may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Votes withheld from the election of director nominees, therefore, will be excluded entirely from the vote and will have no effect. Shares voted as abstaining on a proposal will be treated as votes against the proposal. Broker non-votes on a proposal will be treated as shares not entitled to vote and, therefore, will not be counted as voted shares.

         Shares of Common Stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders, but lacking any voting instructions, will be voted in favor of the election of the director nominees. The proxies named on the proxy card will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.

ELECTION OF DIRECTORS

Proposal 1

Nomination

         Our Bylaws provide that our board of directors shall have at least one member, or a different number of members as may be determined by the board, but in no case shall the board exceed nine members. In accordance with our Amended and Restated Certificate of Incorporation, our board of directors will be divided into three staggered classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year at our annual meeting of stockholders. On September 28, 2001, the board increased the number of directors of AMS to seven, and elected Albert Jay Graf to fill the vacancy and to serve until the 2002 Annual Meeting of Stockholders.

         On February 1, 2002, James T. Treace resigned from the board. Accordingly, the board has determined that our board of directors will consist of six members. The terms of three current members of the board will expire at the Annual Meeting. The terms of the remaining three current members of the board will expire as indicated in the table below. The board has nominated Mr. Graf, Richard B. Emmitt and Christopher H. Porter to serve as directors of AMS, with Mr. Graf serving for a two-year term expiring at the 2004 Annual Meeting of Stockholders and Mr. Emmitt and Mr. Porter serving for three-year terms expiring at the 2005 Annual Meeting of Stockholders, or until their successor are duly elected and qualified. All of the nominees currently serve as directors and have continuously served from the dates indicated in the table below. No arrangements or understandings exist between any nominee and any other person under which such nominee was selected.

         Under a stockholders agreement, Warburg, Pincus Equity Partners, L.P., which is referred to in this proxy statement as Warburg Pincus, has the right to designate two people to our board of directors. Currently, Warburg Pincus has only designated Elizabeth H. Weatherman as its representative under this agreement. See “Certain Transactions” for more information on this agreement.

         The board recommends a vote FOR, and solicits proxies in favor of, the election of each of the three nominees for directors. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the three nominees named in the proxy card, unless otherwise directed by the stockholder. The three director nominees receiving the greatest number of votes cast for the election of directors will be elected as directors at the Annual Meeting. If, before the Annual Meeting, the board learns that any nominee will be unable to serve because of death, incapacity or other unexpected occurrence, the proxies that would have been voted for the nominee will be voted for a substitute nominee selected by the board. The proxies may also, at the board’s discretion, be voted for the remaining nominees. The board believes that all nominees will be able to serve at the time of the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Information About Nominees and Other Directors

         The following is biographical information, as of March 1, 2002, concerning the three nominees for election as directors of AMS, and the other directors presently serving as directors of AMS but not standing for election at the Annual Meeting.

			Director
Name	Age	Principal Occupation	Since

Nominee for two-year term expiring in 2004

Albert Jay Graf	54	Group Chairman, Office of the President of Guidant Corporation	2001

Nominees for three-year terms expiring in 2005

Richard B. Emmitt	57	Managing Director of The Vertical Group, Inc.	1998

Christopher H. Porter, Ph.D.	58	Principal of Medical Genesis	1998

Directors not standing for election this year whose terms expire in 2003

Douglas W. Kohrs	44	President and Chief Executive Officer of AMS	1999

Elizabeth H. Weatherman	42	A Managing Director of Warburg Pincus LLC	1998

Director not standing for election this year whose term expires in 2004

David W. Stassen	50	General Partner of St. Paul Venture Capital, LLC	1999

Other Information About Nominees and Other Directors

         Albert Jay Graf has served as one of our directors since September 2001. Since 2000, Mr. Graf has been the Group Chairman, Office of the President at Guidant Corporation, a provider of therapies for cardiovascular and vascular disease, responsible for Guidant’s four operating groups. From 1994 until 2000, Mr. Graf served as President of Guidant’s Cardiac Rhythm Management operating group. Mr. Graf currently serves on the board of ATS Medical, Inc., a publicly held company.

         Richard B. Emmitt has served as one of our directors since September 1998. Since 1989, Mr. Emmitt has been a Managing Director of The Vertical Group, Inc., an investment management and venture capital firm focused on the medical device industry. Mr. Emmitt currently serves on the board of directors of Micro Therapeutics Inc. and Wright Medical Group, Inc., publicly held companies, as well as A-Med Systems, Inc., EndiCOR Medical, Incorporated, SURx, Inc. and Velocimed, Inc., all privately held companies.

         Christopher H. Porter, Ph.D. has served as one of our directors since December 1998. He currently serves as Principal of Medical Genesis, a consulting company he founded in 1992. His 25 year career in the medical device industry includes research and development and management experience with 3M, Johnson & Johnson and Pfizer Inc., as well as several early stage companies. Mr. Porter also served as our Vice President, Research and Development from 1981 to 1987. He has introduced over 30 medical products during his career and holds 24 U.S. patents.

         Douglas W. Kohrs has served as our President, Chief Executive Officer and one of our directors since April 1999. Mr. Kohrs has 20 years of experience in the medical device industry, most recently as general manager of Sulzer Spine-Tech, Inc. from May 1998 to April 1999. Mr. Kohrs was part of the founding team at Spine-Tech when it was formed in 1991 to develop and commercialize the BAK spinal fusion cage, a novel implantable device to improve the surgical treatment of degenerative disc disease. Mr. Kohrs also served as Vice President of Research and Development and Vice President of Marketing during his tenure at Spine-Tech. Mr. Kohrs currently serves as a director of Disc Dynamics, Inc., Kyphon, Inc. and Pioneer Surgical Technologies, all privately held companies.

         Elizabeth H. Weatherman has served as one of our directors since July 1998. She is a Managing Director of Warburg Pincus LLC where she has been a member of the health care group since 1988. She is responsible for Warburg Pincus’ medical device investment activities. Ms. Weatherman currently serves on the board of directors of Micro Therapeutics Inc. and Wright Medical Group, Inc., publicly held companies, as well as Biosyn, Inc., ev3 Inc., Kyphon, Inc., SURx, Inc. and Velocimed LLC, all privately held companies. Ms. Weatherman also serves on the compensation committee of each of the foregoing boards, except for Micro Therapeutics, Inc. and Velocimed LLC.

         David W. Stassen has served as one of our directors since July 1999. Since October 2000, he has been a General Partner of St. Paul Venture Capital, LLC. Mr. Stassen has also been a Managing Director of Upper Lake Growth Capital LLC and Crane Island Ventures LLC since January 1999. From June 1998 until January 1999, he was a private investor. From June 1992 through June 1998, Mr. Stassen was the President and Chief Executive Officer of Sulzer Spine-Tech, Inc., formerly Spine-Tech, Inc., which developed and commercialized the BAK spinal fusion cage, a novel implantable device to improve the surgical treatment of degenerative disc disease. Mr. Stassen currently serves on the board of directors of Atritech, Inc., Converge, Inc., Disc Dynamics, Inc., Evalve, Inc., Geodigm, Inc., Heartstent Corporation, MedDetect, Inc. and Myocor, Inc., all privately held companies.

Additional Information About the Board of Directors

         Our board of directors held six meetings during fiscal 2001, and each director attended 75% or more of these meetings and the committees of the board on which the director served.

         Our board of directors has established an audit committee and a compensation committee. The audit committee consists of three members, Mr. Emmitt, Mr. Stassen and Mr. Porter. The compensation committee consists of two members, Mr. Graf and Ms. Weatherman.

         The audit committee provides assistance to the board to satisfy its fiduciary responsibilities relating to the accounting, auditing, operating and reporting practices of AMS. This committee also selects our independent auditors and reviews the services performed by such auditors, including reviewing the annual financial statements, the scope of the annual audits, the fees to be paid to the auditors and the adequacy of our internal controls for compliance with corporate policies and directives. During fiscal year 2001, the audit committee met four times.

         The compensation committee reviews general programs of compensation and benefits for all of our employees and administers our 2001 Equity Incentive Plan and Employee Stock Purchase Plan. This committee also makes recommendations to the board concerning executive officer and director compensation. During fiscal year 2001, the compensation committee met four times.

Director Compensation

         Fees. Our current policy is to pay our directors who are not employees of AMS or representatives of one of our stockholders, our “non-employee directors,” a fee of $1,500 for attending each regularly scheduled meeting of our board, regardless of whether attendance is in person or by telephone. We do not pay our non-employee directors this fee, however, if our board holds a telephone meeting solely to approve actions a committee of our board recommends. We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending regularly scheduled meetings of our board. Mr. Porter and Mr. Graf are our only non-employee directors. In fiscal year 2001, Mr. Porter attended five meetings, and Mr. Graf attended two meetings, of our board. We do not compensate our directors who are employees of AMS or representatives of our stockholders, for service on our board.

         Options. In addition, it is our policy to grant our non-employee directors stock options under our 2000 Equity Incentive Plan for their service on our board. In January 1999, we granted Mr. Porter a non-qualified stock option to purchase 75,000 shares of our Common Stock at an exercise price of $1.67 per share, and in September 2001 we granted Mr. Graf a non-qualified stock option to purchase 100,000 shares of our Common Stock at an exercise price of $16.05 per share. These options have an exercise price equal to the fair market value on the date of grant, and vest over a four-year period from the date of grant, as long as the non-employee director continues to serve on our board. The options expire ten years from the date of grant. No other options have been granted to any other person in respect of their service as one of our directors.

         Consulting Services. In fiscal 2001, AMS paid a company controlled by Christopher H. Porter, one of our directors, $46,733 for consulting services Mr. Porter rendered to AMS. See “Certain Transactions” below for more information on this arrangement with Mr. Porter.

Compensation Committee Interlocks and Insider Participation

         During fiscal year 2001, James T. Treace, Elizabeth H. Weatherman and Albert Jay Graf served as members of the board’s compensation committee. Mr. Treace resigned from our board and the compensation committee on February 1, 2002. During fiscal year 2001, no executive officer of ours served as a member of the board of directors or compensation committee of any entity that had an executive officer serving as a member of our board of directors or compensation committee.

         Ms. Weatherman is a managing director and member of Warburg Pincus LLC. Under a stockholders agreement, Warburg Pincus has the right to designate two people to our board of directors. Currently, Warburg Pincus has designated Ms. Weatherman as its only representative under this agreement. Through February 20, 2001, Warburg Pincus had also guaranteed a portion of our senior credit facility. See “Certain Transactions” for more on the stockholders agreement and the senior credit facility.

Compensation Committee Report on Executive Compensation

Membership and Role of the Compensation Committee

         The Compensation Committee currently consists of Mr. Graf and Ms. Weatherman, both members of our board of directors. The primary function of the Compensation Committee is to develop and implement executive compensation policies and programs that support our objective of long-term maximization of shareholder value. The purpose of these policies and programs is to attract, motivate, retain and reward executive officers and other key employees. The Compensation Committee’s primary duties and responsibilities are to:

•	establish overall compensation policies that are consistent with our strategic objectives;

•	assess the performance of executive officers in developing and executing these strategic objectives;

•	ensure the appropriateness of executive compensation considering both individual and corporate performance; and

•	make recommendations to the board of directors about the compensation of our executive officers and other key employees.

Executive Compensation

         The principal components of our executive compensation are salaries, annual bonuses and stock options. We compare our compensation programs with the executive policies, practices and compensation data at other companies of similar size, complexity and/or that operate in a similar business environment for similar types of executives, with a primary comparison to other medical device manufacturers.

         Salaries for our executive officers, including our Chief Executive Officer, and other key managers are based on the level of the person’s responsibility and experience, individual and corporate performance, and competitive compensation comparisons. The Compensation Committee determines the salary for Mr. Kohrs, our Chief Executive Officer, and all other executive officers and key managers considering these factors and the recommendations of Mr. Kohrs.

         Annual bonuses for our executive officers, including our Chief Executive Officer, and key managers are based on the individual’s performance against predetermined corporate revenues, expenses and operating income targets. A Management Incentive Compensation Plan was in place for 2001 and a similar plan is in place for 2002. This plan allows eligible participants to earn bonuses up to a stated percentage of their base salary. The bonuses are paid in the first quarter of the calendar year based on achievement of the past year’s performance goals. In 2001, Mr. Kohrs was eligible to earn a bonus of up to a maximum of 70% of his base salary if we achieved 125% or more of our financial objectives. Other executive officers were eligible to earn bonuses of up to 65% of their base salaries if we achieved 150% or more of our financial objectives. See the “Summary Compensation Table” below for more information about bonuses paid to Mr. Kohrs and our named executive officers for 2001.

         We use stock options to attract and retain key executives, including our Chief Executive Officer, and provide an incentive to create long-term shareholder value. The price at which the options can be exercised generally equals the fair market value of our Common Stock on the date of grant. All of our current executive officers, including our Chief Executive Officer, were granted stock options under our 2000 Equity Incentive Plan in fiscal 2001. See “Compensation and Other Benefits” below for more information on the stock options we granted our named executive officers in fiscal year 2001.

         The Compensation Committee believes its approach to executive compensation will provide competitive base compensation, establish strong incentive to achieve our strategic objectives, and align the executives’ interests with those of our shareholders.

Submitted by:	A. Jay Graf

Elizabeth H. Weatherman

Audit Committee Report

Membership and Role of the Audit Committee

         The Audit Committee currently consists of the following members of our board of directors: Mr. Emmitt, Mr. Stassen and Mr. Porter. Each of the members of the Audit Committee is independent as defined under the National Associations of Securities Dealers’ listing standards. The Audit Committee operates under a written charter adopted by our board.

         The primary function of the Audit Committee is to provide advice with respect to financial matters and to assist our board of directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor our financial reporting process and internal control system;

•	review and appraise the audit efforts of our independent accountants;

•	evaluate our quarterly financial performance as well as compliance with laws and regulations;

•	oversee management’s establishment and enforcement of financial policies and business practices; and

•	provide an open avenue of communication among our independent accountants, financial and senior management, counsel and our board of directors.

         Review of Our Audited Financial Statements for the Fiscal Year ended December 29, 2001

         The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 29, 2001 with our management. The Audit Committee has also discussed with Ernst & Young LLP, our independent public auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

         Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2001 for filing with the SEC. The Audit Committee has also considered the non-audit services performed by Ernst & Young LLP during fiscal 2001, and has determined that the fees AMS paid to Ernst & Young LLP during fiscal year 2001 for tax planning services, tax preparation services, employee benefit plan consulting services and services in connection with our secondary public offering were compatible with maintaining the independence of that firm.

Submitted by:	Richard B. Emmitt

David W. Stassen

Christopher Porter, Ph.D.

Audit and Non-Audit Fees

         The following table presents the aggregate fees billed for professional services rendered by Ernst & Young LLP in fiscal 2001. Other than as set forth below, no other professional services were rendered or fees billed by Ernst & Young LLP during fiscal year 2001.

Services Rendered	Aggregate Amount Billed

Audit Fees(1)	$173,500

Financial Information Systems Design and Implementation	$0

All Other Fees:

Audit related fees(2)	$157,200

Other non-audit services(3)	$674,467

(1)	These fees include the audit of our annual financial statements for fiscal year ended December 29, 2001, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2001.

(2)	These fees consisted of fees billed in connection with our secondary public offering in 2001, foreign statutory audits and audits of employee benefit plans.

(3)	These fees consisted of fees billed for tax preparation and consulting services and actuarial and benefit plan consulting services.

COMPENSATION AND OTHER BENEFITS

Summary of Compensation

         The following table shows the compensation earned for the past three years by our President and Chief Executive Officer and our other top four executive officers whose salaries and bonuses exceeded $100,000 in fiscal year 2001. The executives named in this table are referred to in this proxy statement as our named executive officers.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation

					Securities
					Underlying	All Other
Name and Principal Position	Year	Salary	Bonus (1)		Options(#)	Compensation

Douglas W. Kohrs (2)	2001	$265,000	$122,112		75,000	$—

President and	2000	250,000	32,550		—	—

Chief Executive Officer	1999	155,192	20,000		450,000	—

Lawrence W. Getlin	2001	180,000	61,092		25,000	13,128	(3)

Vice President, Regulatory, Medical	2000	171,700	14,732		—	7,255	(3)

Affairs and Quality Assurance	1999	170,000	9,690		150,000	11,618	(4)

Richard J. Faleschini (5)	2001	180,000	51,451		25,000	8,111	(3)

Vice President, Sales and Marketing	2000	170,000	29,009		—	6,799	(3)

	1999	28,333	—		150,000	566	(3)

Johann J. Neisz (6)	2001	168,000	57,019		35,000	9,751	(3)

Vice President, Research and	2000	161,300	13,839		—	7,127	(3)

Development	1999	100,000	16,903		120,000	4,000	(3)

Janet L. Dick	2001	148,000	50,231		5,000	6,631	(3)

Vice President, Human Resources	2000	142,000	12,184		—	6,334	(3)

	1999	134,000	16,344		150,000	6,555	(3)

Gregory J. Melsen (7)	2001	168,000	58,020		—	164,501	(8)

Former Vice President, Finance,	2000	161,200	31,526	(9)	—	7,654	(3)

Treasurer, Chief Financial Officer and Secretary	1999	124,496	15,192		150,000	15,939	(10)

(1)	Cash bonuses for services rendered have been included as compensation for the year earned, even though such bonuses were actually paid in the following year.

(2)	Mr. Kohrs’ first day of employment with us was April 23, 1999.

(3)	These amounts consist of matching contributions we paid to our named executive officers under our retirement plans.

(4)	This amount consists of $8,471 we paid to Mr. Getlin as matching contributions under our retirement plans and $3,147 in perquisites.

(5)	Mr. Faleschini’s first day of employment with us was November 1, 1999.

(6)	Mr. Neisz’ first day of employment with us was May 1, 1999.

(7)	Mr. Melsen resigned as an officer in September 2001.

(8)	This amount consists of $21,000 of vacation pay due Mr. Melsen as of his last day of employment, $8,000 for the value of benefits under our retirement plans that he would have otherwise received if he had been actively employed through the end of fiscal 2001, $130,000 severance payment we paid Mr. Melsen in January 2002 and $5,501 we paid Mr. Melsen as matching contributions under our retirement plans.

(9)	Includes bonus of $11,526 for services performed in 2000, but paid in 2001, and an additional bonus of $20,000 paid in 2000 for services performed in 2000.

(10)	This amount consists of $4,612 we paid to Mr. Melsen as matching contributions under our retirement plans, and $11,327 we paid to Mr. Melsen for consulting services prior to his first day of employment with us on March 11, 1999.

Stock Option Grants and Exercises in Fiscal Year 2001

         The following table sets forth certain information concerning stock options granted during fiscal year 2001 to each of our named executive officers:

Option Grants in Fiscal Year 2001

	Number of					Potential Realizable Value
	Securities		% of Total			at Assumed Annual Rates of
	Underlying		Options Granted	Exercise or		Stock Price Appreciation
	Options		to Employees in	Base Price	Expiration	for Option Term (2)
Name	Granted (#)(1)		Fiscal Year 2001	($/Share)	Date	5%($)	10%($)

Douglas W. Kohrs	75,000	(3)	8.3%	$8.85	4/19/11	$416,485	$1,055,457

Lawrence W. Getlin	25,000	(3)	2.8%	$8.85	4/19/11	$138,829	$351,819

Richard J. Faleschini	25,000	(3)	2.8%	$8.85	4/19/11	$138,829	$351,819

Johann J. Neisz	35,000	(3)	3.9%	$8.85	4/19/11	$194,360	$492,546

Janet L. Dick	5,000	(3)	0.6%	$8.85	4/19/11	$27,766	$70,364

(1)	All of the options granted to the named executive officers were granted under our 2000 Equity Inventive Plan. See “Change in Control Arrangements” below for a discussion of the treatment of options in the event we experience a change in control.

(2)	In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect our estimates or projections of our future common stock prices. The gains shown are net of the option price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend upon the future performance of our Common Stock, the executive’s continued employment with us or our subsidiaries and the date on which the options are exercised. The amounts represented in this table might not necessarily be achieved.

(3)	The options granted to our named executive officers vest with respect to 25% of the shares underlying the option on March 31, 2002. The remaining shares underlying the options vest in 6.25% increments on the last day of each calendar quarter following March 31, 2002, as long as the named executive officer is providing services on each of these dates, such that the entire option is completely vested four years after the date of grant.

Aggregated Option Exercises in Fiscal Year 2001
and 2001 Fiscal Year-End Option Values

         The following table sets forth information concerning the exercise of stock options during fiscal year 2001 by the named executive officers, as well as the December 29, 2001 value of unexercised stock options held by the named executive officers.

			Securities underlying		Value of unexercised
			unexercised options		in-the-money options
			at December 29, 2001		at December 29, 2001 (1)

	Shares Acquired	Value
Name	on Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas W. Kohrs	—	—	281,250	243,750	$5,479,594	$4,210,256

Lawrence W. Getlin	—	—	103,125	71,875	913,266	1,220,766

Richard J. Faleschini	—	—	75,000	75,000	1,461,225	1,768,725

Johann J. Neisz	5,000	$86,215	9,375	80,625	779,320	1,209,820

Janet L. Dick	10,000	98,223	93,125	51,875	1,814,354	974,766

Gregory J. Melsen	56,250	778,374	56,250	—	1,095,919	—

(1)	Represents the difference between the market value (closing price on Nasdaq) of our Common Stock on December 29, 2001 ($21.15) and the exercise price of in-the-money options, before payment of applicable income taxes.

(2)	Represents the difference between the market value of our Common Stock on the exercise date (closing price on Nasdaq) and the exercise price of the options, before deductions for taxes or other expenses associated with the exercise.

Pension Plans

         On January 1, 2002, we terminated the AMS Retirement Annuity Plan, or the pension plan, which was established to provide pension benefits to all of our U.S. employees who were hired before December 31, 1999 based on the employee’s years of service and average compensation prior to retirement. In March 2002, we distributed the assets in the pension plan as of December 31, 2001 to the employees who participated in the pension plan. We distributed $26,912 to Mr. Kohrs, $263,183 to Mr. Getlin, $37,740 to Mr. Faleschini, $26,364 to Mr. Neisz, $160,056 to Ms. Dick and $34,059 to Mr. Melsen as a result of the termination of the pension plan.

         In 2002, we also intend to terminate the AMS Nonfunded Supplemental Retirement Plan, or the SERP, which was established to provide certain executive officers with supplemental benefits so that they could receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan if the Internal Revenue Code did not limit the compensation we could take into account or the annual benefit we could pay under the pension plan. Currently, Mr. Getlin is the only named executive officer entitled to receive retirement benefits under the SERP.

Employment Agreements

         We entered into an employment agreement with Douglas W. Kohrs on April 23, 1999. Mr. Kohrs is currently serving as our President and Chief Executive Officer. The current term of this agreement expires on April 23, 2002. This agreement extends automatically for consecutive one-year periods until either we or Mr. Kohrs provides notice of termination to the other not less than 60 days prior to an anniversary date of this agreement. In 2001, we paid Mr. Kohrs an annual base salary of $265,000.

         Mr. Kohrs is eligible to receive an annual bonus based upon certain performance criteria established by our board of directors. Under this agreement, we granted Mr. Kohrs an option to purchase 450,000 shares of our common stock at an exercise price of $1.67 per share, 112,500 shares of which vested on April 23, 2000 and 28,125 shares of which vest on the last day of each calendar quarter following March 31, 2000 while he is employed by us. We have also agreed to reimburse Mr. Kohrs’ reasonable and necessary business expenses. This agreement also entitles Mr. Kohrs to participate in our other standard benefit programs and contains customary confidentiality and non-competition provisions.

         The agreement with Mr. Kohrs includes the following termination benefits:

•	If Mr. Kohrs dies or becomes disabled while employed by us, he will be entitled to receive all amounts and benefits accrued but unpaid under the agreement through his death or disability and his salary at the rate in effect at the time of his death or disability for a period of twelve months following his death or disability.

•	If we terminate Mr. Kohrs for cause, he will receive no additional compensation or termination benefits.

•	If we terminate Mr. Kohrs without cause, we are required to continue to pay his salary and provide health and welfare benefits for a period of twelve months following his termination. If Mr. Kohrs, however, accepts or engages in other employment prior to the last day of the twelve-month period, we will be entitled to deduct from amounts and benefits due Mr. Kohrs, other than in respect of any amount owed him for bonus, the amounts and benefits he received from the other employment.

•	If we terminate Mr. Kohrs without cause, or if Mr. Kohrs terminates his employment for a good reason, such as diminution in responsibility or relocation, during the twelve-month period immediately following a change of control:

>	we will pay Mr. Kohrs all amounts and benefits accrued but unpaid through the date of his termination;

>	all unvested shares subject to outstanding stock options granted to him under the agreement will immediately vest and be exercisable;

>	we will pay Mr. Kohrs a lump sum payment equal to his annual salary at the rate in effect on the date of his termination, plus his target bonus for the year in which the change of control occurs; and

>	we will provide, at our cost, any health and welfare benefits he received at the time of termination for a twelve-month period following termination.

         We entered into an at-will employment agreement with Johann Neisz on May 1, 1999. Under the terms of this agreement, Mr. Neisz is serving as our Vice President, Research and Development. Under this agreement, if we terminate Mr. Neisz for any reason other than cause, death or disability, we must:

•	pay Mr. Neisz his annual salary in effect at the time of his termination for a period of six months following his termination;

•	pay Mr. Neisz his pro-rated bonus for the year in which his termination occurs; and

•	provide health and welfare benefits to Mr. Neisz for a period of six months following his termination. However, if Mr. Neisz accepts other employment prior to the last day in the six-month period following his termination date, we will be entitled to deduct from amounts and benefits we owe Mr. Neisz, other than in respect of any amounts owed him for bonus, the amounts and benefits he received from the other employment.

Change in Control Arrangements

         Under our standard agreement covering stock option grants, including agreements with our executive officers, if we undergo a change in control and within nine months after the change of control, we terminate the employee’s employment for any reason other than death, disability or cause, or the employee terminates his or her employment with us for a good reason, then without any action by the administrator of the plan, all outstanding options will become immediately exercisable in full and may remain exercisable for a period of up to twelve months from the date of termination depending upon the reason for the employee’s termination.

         For purposes of the plan, a change in control will be deemed to have occurred, among other events, upon:

•	a reorganization, merger, consolidation or disposition of all or substantially all of our assets, but only if:

>	we or our affiliates do not control the new entity resulting from the transaction;

>	an unrelated party does not own, directly or indirectly, 50% or more of the outstanding common stock of the new entity, including shares that could be issued upon the exercise of outstanding stock options, or 50% or more of the combined voting power of the new entity; and

>	at least a majority of the members of the board of the new entity were members of our board at the time of the transaction;

•	the sale of at least 80% of our assets to an unrelated party;

•	the approval by our stockholders of a complete liquidation or dissolution of our company;

•	any unrelated party purchases 50% or more of our then outstanding shares of common stock, taking into account shares that may be issued upon the exercise of outstanding stock options, or 50% or more of the combined voting power of our then outstanding securities ordinarily having the right to vote at the election of directors; or

•	the current members of our board, or future members of our board who are approved by at least two-thirds of our current board, cease to constitute at least a majority of the board.

•	Under our standard agreement covering stock options, we have the right to repurchase any stock issued upon exercise of an option at the same price the option holder paid if we terminate the employee for cause.

Stock Performance Graph

         The following graph compares the quarterly cumulative total stockholder return on our Common Stock from August 10, 2000, the date of our initial public offering, until December 29, 2001 with the quarterly cumulative total return over the same period of the NASDAQ Market Value Index and a Media General Industry Group 521 Index for medical appliances and equipment. Media General Financial Services prepared the data points and the performance graph.

         The comparison assumes the investment of $100 in each of our Common Stock, the NASDAQ Market Index and the Media General Group Index on August 11, 2000, and the reinvestment of all dividends.

	8/11/00	12/31/00	3/31/01	6/30/01	9/29/01	12/29/01

AMS Common Stock	$100.00	$137.30	$71.35	$132.76	$164.93	$182.92

Media General Group Index	100.00	111.03	91.57	97.99	92.18	106.06

NASDAQ Market Index	100.00	65.48	49.37	57.86	40.18	52.37

PRINCIPAL STOCKHOLDERS AND
BENEFICIAL OWNERSHIP OF MANAGEMENT

         The following table gives information known to us with respect to the beneficial ownership of our Common Stock (including our voting and non-voting common stock) as of March 18, 2002, unless otherwise indicated. The information is given for:

•	each stockholder who we know owns beneficially more than five percent (5%) of our outstanding Common Stock;

•	each of our directors and nominees for director;

•	each of the named executive officers appearing in the executive compensation tables in this proxy statement; and

•	all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For the purpose of calculating the number and percentage of shares beneficially owned by a particular individual or group, the number of shares of Common Stock deemed outstanding includes:

•	32,047,353 shares of Common Stock outstanding on March 18, 2002; and

•	shares of Common Stock subject to options held by the person or group that are currently exercisable or exercisable within sixty (60) days from March 18, 2002.

         Unless otherwise indicated in a footnote to the following table, the business address for each of our stockholders in the table is 10700 Bren Road West, Minnetonka, Minnesota 55343 and each stockholder exercises sole voting and investment power over the shares reflected in the table.

			Percentage
			of Common
		Total Shares	Stock
	Shares Subject	Beneficially	Beneficially
Name and Address of Beneficial Owner	to Options	Owned	Owned

Warburg, Pincus Equity Partners, L.P. (1)	—	10,195,864	31.8%

Douglas W. Kohrs	356,250	585,305	1.8%

Lawrence W. Getlin	71,575	128,125	*

Richard J. Faleschini	100,000	105,000	*

Johann J. Neisz	63,750	100,902	*

Janet L. Dick	113,125	123,324	*

Richard B. Emmitt (2)	—	919,877	2.9%

Christopher H. Porter, Ph.D.	60,937	60,937	*

David W. Stassen (3)	—	535,682	1.7%

Elizabeth H. Weatherman (4)	—	10,198,337	31.8%

Albert Jay Graf	—	—	*

Gregory J. Melsen (5)	56,250	140,745	*

All Directors and Executive Officers as a Group (13 persons) (6)	923,762	12,920,375	39.2%

*	Less than 1% of the outstanding shares

(1)	The stockholder is Warburg, Pincus Equity Partners, L.P., including three related limited partnerships (“WPEP”). Warburg, Pincus & Co. (“WP”) is the sole general partner of each of these entities. WPEP is managed by Warburg Pincus LLC (“WP LLC”). Lionel I. Pincus is the managing partner of WP and the managing member of WP LLC, and may be deemed to control both entities. Elizabeth H. Weatherman, one of our directors, is a managing director and member of WP LLC and a general partner of WP. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. The number of shares beneficially owned includes 9,854,164 shares of Common Stock (based solely on Amendment No. 2 to Schedule 13G dated March 7, 2002) and 341,700 shares of non-voting common stock. Our amended and restated certificate of incorporation prevents Warburg Pincus from converting its non-voting common stock into voting common stock if it would own more than 50% of the voting common stock.

(2)	Mr. Emmitt, one of our directors, is managing director of The Vertical Group, Inc. and general partner of The Vertical Group, L.P. The Vertical Group, L.P. is the general partner of Vertical Fund Associates, L.P. and Vertical Life Sciences, L.P., two of our stockholders. All shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical Group, Inc. and The Vertical Group, L.P. Mr. Emmitt

does not own any shares individually and disclaims beneficial ownership of all shares owned by Vertical Fund Associates, L.P. and Vertical Life Sciences, L.P.

(3)	Mr. Stassen, one of our directors, is a managing director of Upper Lake Growth Capital LLC and Crane Island Ventures LLC, two of our stockholders. All shares indicated as owned by Mr. Stassen are included because of his affiliation with the Upper Lake Growth Capital and Crane Island Ventures. Mr. Stassen does not own any shares individually, but shares voting and investment power as to 535,682 shares held by Upper Lake Growth Capital LLC.

(4)	Ms. Weatherman, one of our directors, is a managing director and member of WP LLC and a general partner of WP. 10,195,864 of the shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus entities. Ms. Weatherman disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. Ms. Weatherman owns 2,473 shares individually. Her address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017.

(5)	Mr. Melsen resigned as an officer of AMS in September 2001.

(6)	The number of shares beneficially owned includes 11,653,896 shares beneficially owned by Mr. Emmitt, Mr. Stassen and Ms. Weatherman, see footnotes 2, 3, and 4 above.

CERTAIN TRANSACTIONS

         On April 17, 2000, we entered into a stockholders agreement with Warburg Pincus and all of our then existing stockholders. As long as any stockholder who is a party to the stockholders agreement owns at least 20% of our outstanding shares of capital stock, we are obligated to nominate and use our best efforts to have two individuals designated by that stockholder elected to our board of directors. We are also obligated to nominate and use our best efforts to have one individual designated by any such stockholder who owns at least 10% of our outstanding shares of capital stock elected to our board of directors. Warburg Pincus currently has the right under this stockholders agreement to designate two people to be elected to our board of directors. No other stockholders currently have the right to designate anyone to be elected to our board of directors.

         On September 1, 1999, we entered into a consulting agreement with Medical Genesis. Christopher H. Porter, Ph.D., one of our directors, controls Medical Genesis. Under this agreement, Medical Genesis performs consulting services for us as we request up to 2.5 days per month. We pay Medical Genesis $3,500 per month for performing these consulting services and $1,400 a day for each day above 2.5 days. We also pay all reasonable expenses Medical Genesis incurs while performing services for us. This agreement expired on September 1, 2000, however it is continuing on a month-to-month basis under the same terms. In 2001, we paid Medical Genesis $46,733 for performing services under this agreement.

         We have a senior credit facility, which consists of term debt and a $15 million revolving line of credit. Warburg Pincus guaranteed the revolving line of credit portion until February 20, 2001 when this guarantee was removed. Our senior credit facility expires in March 2006. This facility is secured by substantially all of our assets, and contains restrictions concerning the payment of dividends, incurrence of additional debt and capital expenditures. In addition, we are subject to, and in compliance with, certain financial covenants including ratios related to fixed charges coverage and leverage. During 2001, we made regular principal payments of $4.1 million and a prepayment of principal of approximately $11.5 million under the term portion our senior credit facility. As of December 29, 2001, the outstanding principal balance under our senior credit facility was $28.9 million. As of December 29, 2001, we did not have an outstanding balance under our revolving line of credit and had $15 million of availability under the revolving line of credit.

         In September 2001, Gregory J. Melsen, our former Vice President, Finance, Treasurer Chief Financial Officer and Secretary, resigned as an officer of AMS. We continued to pay Mr. Melsen his base salary through December 31, 2001. In January 2002, we also paid Mr. Melsen a lump sum of $130,000. We also paid Mr. Melsen $58,020 for the incentive bonus to which he would have been entitled for 2001 if he had continued to be employed by us, and $8,000 for the value of benefits under our retirement plans that he would have otherwise received if he had been employed through the end of fiscal 2001. We continued to pay the employer’s cost of group medical, dental and life insurance through February 2002 and accelerated the vesting of options covering 56,250 shares of common stock. Mr. Melsen reaffirmed his one-year covenant not to compete against us.

SELECTION OF AUDITORS

         We have not yet selected an accounting firm to perform an independent audit for fiscal year 2002 because our board of directors generally makes this selection later in the calendar year. We have requested and expect, however, one or more representatives of Ernst & Young LLP, our independent public accountants for fiscal year 2001, to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file. To our knowledge, our directors, executive officers and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that Mr. Faleschini failed to timely file a Form 4 for a disposition of shares in December 2001, Mr. Getlin failed to timely file a Form 4 for an option he exercised in December 2001 and Mr. Neisz failed to timely file a Form 4 for an option he exercised in December 2001. Messrs. Faleschini, Getlin and Neisz subsequently reported these transactions on a Form 5 and are currently in compliance with their Section 16(a) obligations.

PROPOSALS FOR THE NEXT ANNUAL MEETING

         Stockholder proposals intended to be presented in our proxy materials for the next annual meeting of stockholders must be received by December 5, 2002 and must satisfy the requirements of the proxy rules promulgated by the SEC.

         A stockholder who wishes to make a proposal at the next annual meeting of stockholders without including the proposal in our proxy statement must notify us by February 18, 2003. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next annual meeting of stockholders will have discretionary authority to vote on the proposal.

OTHER BUSINESS

         This proxy statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the board for other business, if any, that may properly come before the Annual Meeting.

ANNUAL REPORT

         A COPY OF OUR 2001 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER AS OF MARCH 26, 2002, BY WRITING TO: AMERICAN MEDICAL SYSTEMS HOLDINGS, INC., 10700 BREN ROAD WEST, MINNETONKA, MINNESOTA 55343, ATTENTION: INVESTOR RELATIONS.

Douglas W. Kohrs President and Chief Executive Officer

April 5, 2002

ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, MAY 8, 2002

proxy

This Proxy is solicited by the Board of Directors

         The undersigned hereby appoints Douglas W. Kohrs and M. James Call, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of voting Common Stock of American Medical Systems Holdings, Inc. held of record by the undersigned on March 26, 2002, at the Annual Meeting of Stockholders to be held on May 8, 2002, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

See reverse for voting instructions.

  Please detach here

1.	ELECTION OF DIRECTORS:	01 02 03	Albert Jay Graf Richard B. Emmitt Christopher H. Porter, Ph.D.	Vote FOR all nominees listed at left	Vote WITHHELD from all nominees listed at left

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)		(except as marked)

2.	In their discretion, the proxies are authorized to vote upon such other business, as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS NAMED IN PROPOSAL 1.

Address Change? Mark Box Indicate changes below:		Dated: , 2002

Signature(s) in Box
Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.